 Exhibit 99.1

FOR IMMEDIATE RELEASE

Date: October 22, 2015
Contact: Anne-Marie Wright, Vice President, Corporate Communications
Phone: (801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2015

Revenues Up 6% for 3Q and 7% YTD
Revenues on Constant Currency Basis Up 8% for 3Q and 9% YTD
Endotek Sales Up 11% for 3Q and 16% YTD
Centros® and CentrosFLO® Catheters Receive CE Mark
Steerable Microcatheter Now Available in Europe

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced revenues of $136.1 million for the quarter ended September 30, 2015, an increase of 6% over revenues of $128.8 million for the third quarter of 2014. Revenues for the nine-month period ended September 30, 2015 were a record $403.7 million, compared with $376.9 million for the comparable nine-month period in 2014, an increase of 7%. Revenue growth on a constant currency basis was 8% for the quarter and 9% for the nine-month period ended September 30, 2015.
Merit’s non-GAAP net income for the quarter ended September 30, 2015, adjusted to eliminate non-recurring costs and amortization of intangibles, was $8.9 million, or $0.20 per share, compared to $10.7 million, or $0.25 per share, for the quarter ended September 30, 2014.
Merit’s non-GAAP net income for the nine months ended September 30, 2015, adjusted to eliminate non-recurring costs and amortization of intangibles, was $27.8 million, or $0.62 per share, compared to $22.5 million, or $0.52 per share, for the corresponding period of 2014.

GAAP net income for the quarter ended September 30, 2015 was $4.8 million, or $0.11 per share, compared to $7.8 million, or $0.18 per share, for the comparable quarter of 2014.
GAAP net income for the nine-month period ended September 30, 2015 was $17.4 million, or $0.39 per share, compared to $14.3 million, or $0.33 per share, for the corresponding period of 2014.
In the third quarter of 2015, compared to the third quarter of 2014, Malvern sales grew 13%; Merit Endotek sales rose 11%; catheter sales increased 9%; custom kit and tray sales were up 8%; stand-alone device sales grew 6%; BioSphere sales rose 1%; and inflation device sales decreased 4%. Excluding sales to an OEM customer, inflation device sales were down 1%.
For the nine-month period ended September 30, 2015, compared to the nine-month period ended September 30, 2014, Merit Endotek sales increased 16%; catheter sales rose 12%; stand-alone device sales grew 7%; custom kit and tray sales were up 7%; BioSphere sales increased 5%; Malvern sales grew 4%; and inflation device sales were up 1%. Excluding sales to an OEM customer, inflation device sales were up 1.5%.
Merit's non-GAAP gross margin was 45.6% of sales for the quarter ended September 30, 2015, compared to 46.7% of sales for the quarter ended September 30, 2014.  Non-GAAP gross margin was 45.5% of sales for the nine months ended September 30, 2015, compared to 46.0% of sales for the nine months ended September 30, 2014. GAAP gross margin for the third quarter of 2015 was 43.5% of sales, compared to 44.6% of sales for the third quarter of 2014. GAAP gross margin for the nine-month period ended September 30, 2015 was 43.5% of sales, compared to 43.8% of sales for the comparable period of 2014. The decrease in gross margin during the three- and nine-month periods ended September 30, 2015, compared to the corresponding periods of 2014, was primarily the result of higher average fixed overhead unit costs related to the start-up of Merit’s Mexican facility, as well as lower production volumes related to Merit’s embolic products and sales discounts provided to various international distributors in an effort to counter devaluation against the U.S. Dollar, all of which were partially offset by a favorable benefit related to a decrease in Merit’s Euro-based manufacturing expenses due to the weakening of the Euro against the U.S. Dollar.
Non-GAAP selling, general and administrative expenses for the third quarter of 2015 were 27.3% of sales, compared to 27.1% of sales for the third quarter of 2014.  Non-GAAP SG&A expenses for the nine months ended September 30, 2015 were 27.2% of sales, compared to 28.6% of sales for the nine months ended September 30, 2014. GAAP SG&A expenses for the third quarter of 2015 were 28.8% of sales, compared to 28.2% of sales for the third quarter of 2014. For the nine-month period ended September 30, 2015, GAAP SG&A expenses were 28.6% of sales, compared to 29.6% of sales for the first nine months of 2014. The increase in SG&A expense as a percentage of sales for the third quarter of 2015, compared to the corresponding period of 2014, was primarily related to SG&A headcount additions, higher severance costs and increased litigation costs, which were partially offset by a decrease in Euro-based SG&A expenses due to the strengthening of the U.S. Dollar against the Euro of approximately $1.6 million. The decrease in SG&A expense as a percentage of sales for the nine-month period ended September 30, 2015, compared to the corresponding period of 2014, was primarily related to a decrease in Euro-based SG&A expenses due to the strengthening of the U.S. Dollar against the Euro of approximately $4.7 million, which was partially offset by the SG&A headcount additions, higher severance costs and increased litigation expenses discussed above.
Research and development costs during the third quarter of 2015 were 7.7% of sales, compared to 6.7% of sales for the third quarter of 2014. R&D costs were 7.3% of sales for the first nine months of 2015, compared to 7.2% of sales for the comparable period of 2014. The increase in R&D costs for both periods was primarily the result of external R&D work related to a new catheter design, increased clinical costs as a result of higher patient enrollment and long-term monitoring in Merit’s three clinical trials, and additional R&D headcount to support the completion of multiple R&D projects.
During the third quarter of 2015, Merit recorded a charge of $1.0 million for acquired in-process R&D related to the purchase of patents for the development of a steerable snare.
“The third quarter, as we discussed in our second quarter call, had most of the elements of a ‘summer quarter,’” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “Revenues for the third quarter of 2015 were down approximately $2 million from the second quarter of 2015, but were up 6% from the third quarter of 2014. As could be expected, contribution was lower, and consequently, gross margins were affected. But more importantly, we view this as a seasonal phenomenon and now behind us.”
“Additionally, the start-up of our Tijuana, Mexico facility also affected gross margins,” Lampropoulos said. “In the past few weeks, we have moved more products to be manufactured there. These are the first of several product lines beyond the legacy product lines that were manufactured there already. We believe the next phase of product lines that we plan to move there late this year or in the early first quarter of 2016 will bring us to break-even as to overhead absorption in our Tijuana facility. Beyond that, we believe future product transfers will contribute to increased gross margins.”
“Several important events occurred recently which we believe will have an impact on future growth,” Lampropoulos said. “Our Centros® and CentrosFLO® Long-Term Hemodialysis Catheters received the CE mark. Sales of the product are up 76% year to date. With the addition of this approval, we believe we have substantial growth opportunities in Europe.”
“Recently we announced an exclusive distribution agreement with Sumitomo Bakelite Co., Ltd. for a steerable microcatheter, which we believe is the only microcatheter of its type in the world,” Lampropoulos continued. “The product is CE-marked, and we are preparing for a submission to the FDA during the first quarter of 2016. We believe the product has the capability to ramp over the next three years to revenues of $10 million. The response to this product at the CIRSE meeting was enthusiastic as we took orders on the convention floor. Our product pipeline continues to be packed with several new products, including a safety centesis catheter, the PAL Planner™ and the 40 atm basixTOUCH™ Inflation Syringe. Our recently released Elation™ Balloon Dilator combined with the BIG60® Inflation Device has been very well received in the marketplace.”
“Summer is over, and it’s back to work for the growth and profitability we see before us,” Lampropoulos said.
Merit’s income from operations was $8.5 million for the third quarter of 2015, compared to $12.1 million for the third quarter of 2014. For the nine-month period ended September 30, 2015, income from operations was $29.5 million, compared to $25.9 million for the corresponding period of 2014.
Merit’s income tax expense for the third quarter of 2015 reflected an effective tax rate of 27.7%, compared to an effective tax rate of 24.3% for the third quarter of 2014. For the nine-month period ended September 30, 2015, Merit’s effective tax rate was 29.4%, compared to 25.6% for the comparable period of 2014. The increase in the effective tax rate for both periods was primarily the result of the impact of certain tax benefits recognized during the third quarter of 2014, which were not repeated in the third quarter of 2015.

CONFERENCE CALL
Merit invites all interested parties to participate in its conference call today,
(Thursday, October 22, 2015) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic telephone number to call is (800) 344-6698, and the international number is (785) 830-7979. A live webcast will also be available for the conference call at www.merit.com.

BALANCE SHEET
(In thousands)

	September 30, 2015 (Unaudited)	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$5,859	$7,355
Trade receivables, net	68,003	72,717
Employee receivables	204	173
Other receivables	6,629	7,507
Inventories	100,318	91,773
Prepaid expenses	5,491	5,012
Prepaid income taxes	1,238	1,273
Deferred income tax assets	6,231	6,375
Income tax refunds receivable	374	155
Total Current Assets	194,347	192,340

Property and equipment, net	262,561	244,171
Other intangibles, net	112,013	110,308
Goodwill	184,484	184,464
Deferred income tax assets	9	9
Other assets	14,625	15,873
Total Assets	$768,039	$747,165

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	32,324	29,810
Accrued expenses	39,499	33,826
Current portion of long-term debt	10,000	10,000
Advances from employees	540	381
Income taxes payable	3,528	1,413
Total Current Liabilities	85,891	75,430

Deferred income tax liabilities	6,179	6,385
Liabilities related to unrecognized tax benefits	648	1,353
Deferred compensation payable	8,934	8,635
Deferred credits	2,763	2,891
Long-term debt	200,218	214,490
Other long-term obligation	4,849	2,722
Total Liabilities	309,482	311,906

Stockholders' Equity
Common stock	196,330	187,709
Retained earnings	267,355	249,962
Accumulated other comprehensive income	(5,128)	(2,412)
Total stockholders' equity	458,557	435,259
Total Liabilities and Stockholders' Equity	$768,039	$747,165

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

SALES	$136,086	$128,808	$403,745	$376,909

COST OF SALES	76,881	71,387	228,271	211,821

GROSS PROFIT	59,205	57,421	175,474	165,088

OPERATING EXPENSES
Selling, general and administrative	39,201	36,328	115,407	111,682
Research and development	10,515	8,688	29,389	27,109
Intangible asset impairment charge	—	1,102	—	1,102
Contingent consideration benefit	(58)	(773)	185	(754)
Acquired in-process research and development	1,000		1,000
Total	50,658	45,345	145,981	139,139

INCOME FROM OPERATIONS	8,547	12,076	29,493	25,949

OTHER INCOME (EXPENSE)
Interest income	78	41	210	187
Interest (expense)	(1,489)	(2,008)	(4,776)	(6,967)
Other income (expense)	(476)	144	(281)	52
Total other (expense) - net	(1,887)	(1,823)	(4,847)	(6,728)

INCOME BEFORE INCOME TAX EXPENSE	6,660	10,253	24,646	19,221

INCOME TAX EXPENSE	1,842	2,489	7,253	4,918

NET INCOME	$4,818	$7,764	$17,393	$14,303

EARNINGS PER SHARE-
Basic	$0.11	$0.18	$0.40	$0.33

Diluted	$0.11	$0.18	$0.39	$0.33

AVERAGE COMMON SHARES-
Basic	44,165	43,229	43,976	43,053

Diluted	44,734	43,398	44,467	43,315

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and nine-month periods ended September 30, 2015 and 2014, respectively. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

NON-GAAP FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Non-GAAP ADJUSTMENTS
GAAP net income	$4,818	$7,764	$17,393	$14,303

Acquisition costs	400	3	464	89
Severance	602	28	1,717	149
Termination Fee (a)	—	—	800	—
Long-term asset impairment charges (b)	85	396	99	717
Intangible asset impairment charge (c)	—	1,102	—	1,102
Long-term debt issuance charges	247	247	741	741
Acquired in-process research and development	1,000	—	1,000	—
Amortization of intangible assets
Cost of sales	2,830	2,790	8,398	8,311
SG&A expense	897	960	2,653	2,851
FV adjustment to contingent consideration (d)	(58)	(773)	185	(754)
Income tax effect of reconciling items	(1,876)	(1,806)	(5,697)	(5,018)

Non-GAAP net income	$8,945	$10,711	$27,753	$22,491

Non-GAAP net income per share	$0.20	$0.25	$0.62	$0.52

Diluted shares used to compute Non-GAAP net income per share	44,734	43,398	44,467	43,315

The non-GAAP income adjustments referenced in the preceding table do not reflect stock-based compensation expense of approximately $558,000 and approximately $341,000 for the three-month periods ended September 30, 2015 and 2014, respectively, and stock-based compensation of approximately $1.6 million and approximately $1.0 million for the nine-month periods ended September 30, 2015 and 2014, respectively.
(a)    Costs associated with the termination of our agreement with a third-party contract manufacturer in Tijuana, Mexico.
(b)    Represents abandoned patents.
(c) Represents impairment charges of certain intangible assets.
(d)    Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,700 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Tijuana, Mexico; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2014. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business in compliance with its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2014 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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